Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

TPG Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share(1)(3)(4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

There is being registered hereby such indeterminate number or amount, as the case may be, of securities as may from time to time be issued at indeterminate prices. The securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies.

(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the registration fee. Registration fees will be paid subsequently on a “pay as you go” basis in one or more offerings to made hereunder.

(3)	Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities.
(4)	An indeterminate number of shares of Class A Common Stock, par value $0.001 per share, may be issued from time to time upon exercise, conversion or exchange of other securities.